Exhibit 99.1

FOR IMMEDIATE RELEASE

Media

Contact:  Dan Greenfield

EarthLink

404-432-6526 (mobile)

greenfie@corp.earthlink.net

Investors

Michael Gallentine

EarthLink

404-748-7153

404-395-5155 (mobile)

gallentineml@corp.earthlink.net

EARTHLINK REPORTS FOURTH QUARTER AND

FULL YEAR 2004 RESULTS

ATLANTA, February 8, 2005 – EarthLink, Inc. (NASDAQ: ELNK), the nation’s next generation Internet service provider (ISP), today announced financial results for its fourth quarter and full year ending December 31, 2004.  Highlights for the quarter and year include:

•                  Revenues of $338.1 million for the fourth quarter of 2004, a 3.0 percent decrease from the fourth quarter of 2003, and $1.382 billion for 2004, a 1.4 percent decrease from 2003.

•                  Net income of $35.6 million for the fourth quarter of 2004, or $0.23 per share, compared to $10.7 million, or $0.07 per share, from the fourth quarter of 2003, and net income of $111.0 million or $0.70 per share for 2004, compared to a net loss of $(66.8) million, or ($0.42) per share, for 2003.

•                  Net income before facility exit costs (a non-GAAP measure) of $139.4 million, or $0.88 per share, for 2004, compared to a net loss before facility exit costs of $(30.2) million, or ($0.19) per share, for 2003.

•                  Earnings before interest income and expense, income taxes, depreciation and amortization and facility exit costs (adjusted EBITDA, a non-GAAP measure) of $53.8 million for the fourth quarter of 2004, a 47.4 percent increase from the fourth quarter of 2003, and $218.4 million for 2004, a 63.1 percent increase from 2003.

•                  Operating income of $37.2 million in the fourth quarter of 2004, an improvement from $10.7 million from the fourth quarter of 2003, and $110.8 million for 2004, an improvement from the operating loss of $(67.0) million for 2003.

•                  Free cash flow (a non-GAAP measure) of $44.9 million in the fourth quarter of 2004, compared to $26.0 million from the fourth quarter of 2003, and $186.1 million for 2004, compared to $93.6 million for 2003.

“EarthLink achieved record net income in 2004, benefiting from greater operational efficiencies and lower telecommunications costs,” said Garry Betty, EarthLink president and chief executive officer. “Looking ahead to 2005, we plan to use portions of our cash flow and profits to invest in exciting new initiatives that can potentially transform our business and generate new sources of revenue.

“In particular, the recent announcement of our wireless joint venture with SK Telecom reflects our mission to be the nation’s next generation ISP.  In addition to offering innovative wireless services and applications, we will also take advantage of the growing convergence of data and voice technologies to launch expanded VoIP and other wireline voice services.”

Fourth Quarter Financial Results

Subscribers

For the quarter, EarthLink added 84,000 net broadband subscribers and 118,000 net value PeoplePC Online subscribers, while the net premium dial-up subscriber base decreased by 211,000 and Web hosting accounts declined by 5,000.  Overall, EarthLink’s customer base declined 14,000 during the fourth quarter.

EarthLink ended the quarter with 5.4 million total subscribers, or a 3.5 percent increase from the fourth quarter of 2003.   EarthLink ended the quarter with 1.4 million broadband customers, an increase of 28.6 percent from a year ago, and 3.9 million total narrowband subscribers, a decrease of 2.6 percent from the fourth quarter of 2003.  Total narrowband subscribers include 876,000 PeoplePC Online subscribers, a 106.6 percent increase from December 31, 2003, and 3.0 million premium narrowband subscribers, a 15.6 percent decrease from the end of 2003.

Overall average monthly churn was 4.7 percent during the fourth quarter of 2004, level with the third quarter of 2004, but an increase from 4.1 percent in last year’s fourth quarter.  The increase in churn was primarily due to the higher level of gross subscriber additions over the past several quarters, primarily related to PeoplePC Online, whose shorter-tenured customers comprise an increasingly greater proportion of our customer base.  Other factors include the higher percentage of newer customers for other services who tend to have a higher rate of churn during initial months of service and premium narrowband customers migrating to broadband services as retail broadband prices have declined.

Revenues and Gross Margins Before Sales Incentives

For the quarter, total revenues were $338.1 million, a 3.0 percent decrease from the fourth quarter of 2003.  Broadband revenues were $106.2 million, an increase of 8.1 percent over the prior year quarter, driven by the growth in broadband subscribers. Narrowband revenues were $208.6 million, a decline of 9.5 percent from the prior year quarter. The decline in narrowband revenues was primarily due to the shift in the mix of our narrowband customer base from premium narrowband subscribers to PeoplePC Online subscribers.  Web hosting, advertising and other value-added services generated revenues of $23.3 million, an increase of 17.0 percent compared to the prior year quarter, driven primarily by increased search-related advertising revenues and ancillary services revenues.

Gross margins before sales incentives (a non-GAAP measure) rose to $236.3 million, an increase of 3.6 percent from the fourth quarter of 2003.  Gross margins before sales incentives continued to expand and were 69.9 percent of total revenues during the fourth quarter of 2004, a 450 basis point improvement from the prior year quarter.  The increase in gross margins before sales incentives was due to continuing improvements in both narrowband and broadband telecommunications costs per subscriber and management’s decision to discontinue sales of PeoplePC hardware bundles in the first quarter of 2004. This decision contributed to the overall decline in equipment and related revenues which tend to have lower margins.

Operating Margins and Net Income

EarthLink’s quarterly adjusted EBITDA improved 47.4 percent to $53.8 million, representing 15.9 percent of total revenues, compared to $36.5 million, or 10.5 percent of total revenues in the fourth quarter of 2003.  The $17.3 million and 540 basis point improvement in adjusted EBITDA margin reflects a significant increase in gross margins before sales incentives and continuing operational efficiencies primarily related to the restructuring of the contact center organization completed in the first quarter of 2004, partially offset by an increase in sales and marketing expenses associated with a greater number of broadband customer additions during the fourth quarter of 2004.

Net income for the quarter was $35.6 million, or $0.23 per share, a $24.9 million increase from $10.7 million, or $0.07 per share, in the prior year quarter.  The improvement in net income is the result of the $17.3 million increase in adjusted EBITDA (noted above), a $3.7 million decrease in acquisition-related amortization attributable to subscriber base assets becoming fully amortized, and a $4.9 million decrease in depreciation due primarily to declines in capital expenditures over the past three years and disposed assets as a result of the contact center restructuring.

Balance Sheet and Cash Flow

The company continued to generate significant free cash flow.  In the fourth quarter of 2004, EarthLink had $44.9 million in free cash flow, a 72.9 percent increase from the fourth quarter of 2003.  The company repurchased approximately 1.4 million shares of its common stock for $15.8 million in accordance with its share repurchase program. It had $173.5 million remaining under the program as of December 31, 2004.  EarthLink’s cash and marketable securities were $531.0 million as of December 31, 2004, representing a $22.7 million increase from September 30, 2004.

Non-GAAP Measures

Gross margins before sales incentives, adjusted EBITDA, net earnings (loss) before facility exit costs, and free cash flow are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with accounting principles generally accepted in the United States.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with accounting principles generally accepted in the United States and Footnote 4 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Other Fourth Quarter Highlights and Recent Developments

Recognizing the growing importance of the convergence of data and voice services to the company’s future, EarthLink launched Free Online Calling during the quarter.  The service enables EarthLink high-speed access subscribers to make Voice over Internet Protocol (VoIP) calls free of charge and reflects the company’s continuing efforts to be a leader in the deployment of VoIP services.  Last year, the company became the first major ISP to offer a comprehensive VoIP solution, EarthLink Unlimited Voice, providing subscribers with a flat-rate, broadband telephony service that includes features to connect with wireless or traditional land-based telephones.

EarthLink continued to introduce tools and innovative features to improve the customer’s Internet experience and minimize online threats.  In particular, EarthLink launched the EarthLink Protection PackPLUSTM, a suite of protection applications for customers that currently use another provider for their dial-up or high-speed access.  EarthLink Protection PackPLUSTM is one of the most comprehensive safety and security product bundles available online today.

EarthLink also introduced the latest upgrade to its easy-to-use anti-spyware feature, Spyware Blocker.  The product’s key enhancement is real-time spyware blocking, which immediately prevents hidden applications from being downloaded onto an unsuspecting consumer’s computer.

In addition to launching innovative tools and new services, EarthLink also maintained its reputation for award winning service.  During the quarter, EarthLink received the Readers’ Choice Award for dial-up service from PC Magazine for the second year in a row.

Finally, in late January, EarthLink and SK Telecom (NYSE: SKM), Korea’s leading mobile communications company, announced a definitive agreement to form a joint venture to market wireless voice and data services in the U.S.   The new entity, to be called SK-EarthLink (www.SK-EarthLink.com) and capitalized with $440 million of partner investments over the next three years, will be a non-facilities-based nationwide mobile virtual network operator (MVNO). SK-EarthLink expects to enter a previously under-served but rapidly growing wireless data and voice market.  SK-EarthLink will leverage SK Telecom’s expertise in developing and implementing 3G technology and other cutting edge applications and EarthLink’s established sales channels, Wi-Fi experience, network data centers and billing capabilities.

Business Outlook

These statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  The company undertakes no obligation to update these statements.

Based on current market trends and operating plans, EarthLink expects to increase the number of its paying subscribers by approximately 200,000 to 250,000 in 2005 through expected growth in its value narrowband and broadband offerings, after it transfers its wireless operations in connection with the formation of the SK-EarthLink joint venture.

EarthLink will transfer approximately 30,000 wireless subscribers to the joint venture.  For 2005, we expect the transfer of these customers will negatively impact revenues by approximately $35 million, but we expect the transfer of the wireless operations will be approximately neutral for adjusted EBITDA and net income.  In addition to the transfer of EarthLink’s current wireless customers, we expect our proportionate share of the joint venture’s 2005 net losses will be approximately $0 to $(20) million, which are expected to be reflected as “net earnings (losses) of equity affiliates.”  However, we expect these equity method losses will be partially offset by $3 to $8 million in service revenues and management fees received from the joint venture.

For 2005, EarthLink expects to experience continued overall revenue growth in its broadband and value narrowband services offset by declines in its premium narrowband and web hosting services.  As a result of these trends and the transfer of our wireless operations, we expect overall revenues of $1.3 to $1.34 billion for the full year 2005.

Beginning in the third quarter of 2005, EarthLink will be required to adopt the provisions of Statement of Financial Accounting Standards No. 123 (R) and expense the fair value of stock options over the vesting period of the options.  We expect this will result in $9 million of additional expense in the last half of 2005.  Additionally, EarthLink expects to incur an estimated $15 million of expense to fund certain growth initiatives in the latter half of 2005.  Accordingly, adjusted EBITDA for 2005 is expected to be in the range of $180 to $200 million.

Depreciation expense is expected to be approximately $40 million in 2005, reflecting the reduction in capital expenditures in recent years.  Acquisition-related amortization is expected to decline to approximately $13 million as intangible assets from prior acquisitions become fully amortized.  Net income is expected to be in the range of $106 to $146 million for 2005.

In the first quarter of 2005, EarthLink expects to add 20,000 to 50,000 subscribers, driven by continued growth in our broadband and value narrowband offerings.  EarthLink anticipates gross margins before sales incentives for the first quarter of 2005 will be consistent with levels experienced in the fourth quarter of 2004 on expected revenues of $330 to $335 million.  Adjusted EBITDA is expected to decline slightly compared to the fourth quarter 2004 to $45 to $50 million due to transaction legal expenses arising from the formation of SK-EarthLink, and net income is expected to be in the range of $28 to $33 million.

Conference Call for Analysts and Investors

Investors in the U.S. and Canada interested in participating in the conference call on February 8, 2005 at 8:30 a.m. Eastern Standard Time (EST) may dial 1-800-706-0730 and reference the EarthLink call. Other international investors may dial 1-706-634-5173 and also reference the EarthLink call. EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time.  Investors also will have the opportunity to listen to a live Webcast of the conference call via the Internet at the following site:

http://phx.corporate-ir.net/phoenix.zhtml?c=77594&p=irol-IRHome

A taped replay will be available beginning at 11:30 a.m. EST on February 8, 2005 through midnight on February 15, 2005 by dialing 1-800-642-1687. International callers should dial 1-706-645-9291. The replay confirmation code is 2879376.

The Webcast of this call will be archived on our site at:

http://phx.corporate-ir.net/phoenix.zhtml?c=77594&p=irol-audioArchives

About EarthLink

“EarthLink. We revolve around youTM.” As the nation’s next generation Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. According to the J.D. Power and Associates 2004 Internet Service Provider Residential Customer Satisfaction StudySM, EarthLink is ranked highest in customer satisfaction among high-speed and dial up Internet Service Providers.  Serving over five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions, and customizable features. Whether it’s dial-up, high-speed, web hosting, wireless voice and data services, or “EarthLink Extras” like home networking, security or voice over IP, EarthLink provides the tools that best let individuals use and enjoy the Internet on their own terms. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.earthlink.net

# # #

Cautionary Information Regarding Forward-Looking Statements

This earnings release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described.  Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct.  Our actual results could be materially different from and worse than our expectations.  We disclaim any obligation to update any forward-looking statements contained herein, except as may be required pursuant to applicable law. With respect to forward-looking statements in this press release, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that we may not be able to successfully implement our broadband strategy which would materially and adversely affect our subscriber growth rates and future overall revenues; (2) that we may not successfully enhance existing or develop new products and services in a cost-effective manner to meet customer demand in the rapidly evolving market for Internet and wireless telecommunications services;  (3) that our service offerings may fail to be competitive with existing and new competitors; (4) that competitive product, price or marketing pressures could cause us to lose existing customers to competitors, or may cause us to reduce prices for our services; (5) that our commercial and alliance arrangements, including marketing arrangements with Sprint and Dell, may be terminated or may not be as beneficial to us as management anticipates; (6) that declining levels of economic activity, increasing maturity of the market for Internet access, or fluctuations in the use of the Internet could negatively impact our subscriber growth rates and incremental revenue levels; (7) that we may experience other difficulties that limit our growth potential or lower future overall revenues; (8) that service interruptions could harm our business; (9) that we have historically not been profitable and we may not be able to sustain profitability;  (10) that our third party network providers may be unwilling or unable to provide Internet and wireless telecommunications access; (11) that we may be unable to maintain or increase our customer levels if we do not have uninterrupted and reasonably priced access to local and long-distance telecommunications systems for delivering dial-up and/or broadband access, including, specifically, that incumbent local exchange carriers and cable companies may not provide last mile broadband access to the company on a wholesale basis or on terms or at prices that allow the company to grow and be profitable in the broadband market; (12) that we may not be able to protect our proprietary technologies or successfully defend infringement claims and may be required to enter licensing arrangements on unfavorable terms; (13) that government regulations could force us to change our business practices; (14) that we do not consummate the EarthLink-SK Telecom joint venture transaction, or that if we do consummate the transaction, the company does not realize the benefits it is seeking from the joint venture as a result of lower than predicted revenues or subscriber levels, larger funding requirements or otherwise; and (15) that some other unforeseen difficulties may occur.  This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein.  These factors are not intended to represent a complete list of all risks and uncertainties inherent in the company’s business, and should be read in conjunction with the more detailed cautionary statements included in EarthLink’s filings with the Securities and Exchange Commission.

Consolidated Financial Highlights

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2004	2003	2004
	(in thousands, except per share data )
Statement of Operations Data
Revenues:
Narrowband access	$230,431	$208,559	$965,025	$874,010
Broadband access	98,190	106,177	361,124	419,411
Web hosting	12,319	11,226	49,902	47,547
Advertising and other value-added services	7,636	12,116	25,879	41,234
Total revenues	348,576	338,078	1,401,930	1,382,202

Operating costs and expenses:
Telecommunications service and equipment costs	120,454	101,798	519,149	431,162
Sales incentives	4,350	2,331	21,176	10,040
Total cost of revenues	124,804	104,129	540,325	441,202

Sales and marketing	100,237	105,279	382,965	417,250
Operations and customer support	73,331	60,476	297,045	255,192
General and administrative	30,850	26,669	127,664	105,043
Acquisition-related amortization	8,680	4,946	84,299	24,363
Facility exit costs (1)	—	(597)	36,596	28,394
Total operating costs and expenses	337,902	300,902	1,468,894	1,271,444

Income (loss) from operations	10,674	37,176	(66,964)	110,758
Loss on investments in other companies	(202)	(694)	(202)	(1,420)
Interest income and other, net	246	1,801	4,972	6,131
Income (loss) before income taxes	10,718	38,283	(62,194)	115,469
Provision for income taxes (2)	—	2,694	—	4,460
Net income (loss)	10,718	35,589	(62,194)	111,009
Deductions for accretion dividends (3)	—	—	(4,586)	—
Net income (loss) attributable to common stockholders	$10,718	$35,589	$(66,780)	$111,009
Basic net income (loss) per share	$0.07	$0.24	$(0.42)	$0.72
Diluted net income (loss) per share	$0.07	$0.23	$(0.42)	$0.70
Basic weighted average common shares outstanding	159,399	149,233	157,321	154,233
Diluted weighted average common shares outstanding	162,774	153,665	157,321	157,815

Other Financial Data

Net Earnings (Loss) Before Facility Exit Costs (a non-GAAP measure) (4):
Net income (loss) attributable to common stockholders	$10,718	$35,589	$(66,780)	$111,009
Facility exit costs (1)	—	(597)	36,596	28,394
Net earnings (loss) before facility exit costs (4)	$10,718	$34,992	$(30,184)	$139,403
Diluted earnings (loss) per share before facility exit costs (4)	$0.07	$0.23	$(0.19)	$0.88
Weighted average common shares outstanding used to compute diluted earnings (loss) per share before facility exit costs	162,774	153,665	157,321	157,815

Earnings Before Interest, Income Taxes, Depreciation and Amortization and Facility Exit Costs (Adjusted EBITDA, a non-GAAP measure) (4):

Reconciliation of net income (loss) to EBITDA before facility exit costs (Adjusted EBITDA) (4):
Net income (loss)	$10,718	$35,589	$(62,194)	$111,009
Provision for income taxes (2)	—	2,694	—	4,460
Depreciation and amortization	25,815	17,214	164,244	79,219
Loss on investments in other companies	202	694	202	1,420
Interest income and other, net	(246)	(1,801)	(4,972)	(6,131)
Facility exit costs (1)	—	(597)	36,596	28,394
EBITDA before facility exit costs (Adjusted EBITDA) (4)	$36,489	$53,793	$133,876	$218,371

Depreciation and amortization:
Depreciation - cost of revenues	$9,065	$6,588	$42,132	$27,313
Depreciation - other	8,070	5,680	37,813	27,543
Acquisition-related amortization	8,680	4,946	84,299	24,363
Depreciation and amortization	$25,815	$17,214	$164,244	$79,219

Gross Margins Before Sales Incentives (a non-GAAP measure) (4):
Total revenues	$348,576	$338,078	$1,401,930	$1,382,202

Total cost of revenues	124,804	104,129	540,325	441,202
Sales incentives	(4,350)	(2,331)	(21,176)	(10,040)
Telecommunications service and equipment costs	120,454	101,798	519,149	431,162

Gross margins before sales incentives (4)	$228,122	$236,280	$882,781	$951,040

Gross margins before sales incentives as a percentage of total revenues	65%	70%	63%	69%

Free Cash Flow (a non-GAAP measure) (4):

Reconciliation of income (loss) from operations to free cash flow (4):
Income (loss) from operations	$10,674	$37,176	$(66,964)	$110,758
Facility exit costs (1)	—	(597)	36,596	28,394
Depreciation and amortization	25,815	17,214	164,244	79,219
Purchases of property and equipment	(6,439)	(8,425)	(28,445)	(29,890)
Purchase of subscriber bases	(4,063)	(435)	(11,867)	(2,419)
Free cash flow (4)	$25,987	$44,933	$93,564	$186,062

Other Data

	December 31, 2003	September 30, 2004	December 31, 2004
Key Operating Data:
Narrowband subscribers	3,984,000	3,973,000	3,880,000
Broadband subscribers	1,061,000	1,280,000	1,364,000
Web hosting accounts	161,000	149,000	144,000
Total subscriber count at end of period	5,206,000	5,402,000	5,388,000

Number of employees at end of period (5)	3,335	2,040	2,067

	December 31, 2003	September 30, 2004	December 31, 2004
	(in thousands)

Cash and marketable securities	$487,865	$508,298	$530,970
Stockholders’ equity	543,663	522,715	547,607

Reconciliation of Guidance Provided in Non-GAAP Measures (amounts are estimates) (4)

	Three Months Ending March 31, 2005	Year Ending December 31, 2005
	(in millions)
Reconciliation of Net Income to EBITDA Before Facility Exit Costs (Adjusted EBITDA) (4):
Net income	$ 28 - $33	$ 106 - $146
Provision for income taxes (2)	3	13
Depreciation	10	40
Acquisition-related amortization	4	13
Interest income and other, net	(3)	(12)
Net losses of equity affiliates	3	0 - 20
EBITDA before facility exit costs (Adjusted EBITDA) (4)	$ 45 - $50	$ 180 - $200

Footnotes

(1)          During the quarter ended March 31, 2003, EarthLink executed a plan to streamline its contact center facilities to increase operational efficiencies and reduce costs.  In connection with the plan, EarthLink closed contact center operations in Seattle, Washington; Dallas, Texas; Sacramento, California; and Pasadena, California.  The plan directly impacted 1,220 employees and resulted in a net reduction of 920 employees, primarily customer support personnel.  As a result of the plan, EarthLink recorded facility exit costs of $36.6 million during the quarter ended March 31, 2003.

During the quarter ended March 31, 2004, EarthLink executed a plan to restructure and further streamline its contact center operations. In connection with the plan, EarthLink closed contact center operations in Harrisburg, Pennsylvania; Roseville, California; San Jose, California; and Pasadena, California and reduced its contact center operations in Atlanta, Georgia.  Approximately 1,140 employees were directly impacted, primarily customer support personnel.  As a result of the plan, EarthLink recorded facility exit costs of $30.2 million during the quarter ended March 31, 2004.

During the quarter ended December 31, 2004, EarthLink reduced its estimates for real estate commitments associated with the 2003 and 2004 contact center plans by $0.5 million based on recent events. In addition, EarthLink reduced its estimates for severance by $0.1 million. As a result, EarthLink reduced facility exit costs by $0.6 million during the quarter ended December 31, 2004.

The components of the facility exit costs are as follows:

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004
	(in thousands)
Severance, employee and personnel related costs	$—	$(61)	$10,737	$10,606
Real estate and service termination costs	—	(536)	18,207	9,223
Fixed asset disposals	—	—	7,652	8,565
Total facility exit costs	$—	$(597)	$36,596	$28,394

(2)          EarthLink has historically reported net losses and, in accordance with accounting principles generally accepted in the United States, has not recorded any income tax benefits from those losses because of uncertainty regarding their realization.  EarthLink reported net income for the three and twelve months ended December 31, 2004.  Although EarthLink utilized net operating loss carryforwards to offset taxable income in 2004, EarthLink expects alternative minimum tax amounts to be payable primarily due to the net operating loss carryforward limitations associated with the alternative minimum tax calculation, and the estimated alternative minimum tax amounts due are included in the provision for income taxes. The provision for income taxes also includes a deferred tax provision associated with the utilization of net operating loss carryforwards which were acquired in connection with the acquisitions of OneMain.Com, Inc., Cidco Incorporated and PeoplePC Inc.

EarthLink continues to maintain a valuation allowance against its deferred tax assets, consisting primarily of net operating loss carryforwards, and EarthLink may recognize deferred tax assets in future periods when they are estimated to be realizable.  To the extent EarthLink reports income in future periods, EarthLink intends to use its net operating loss carryforwards to the extent available to offset taxable income and reduce cash outflows for income taxes.

(3)          Reflects the accretion of Liquidation Dividends on Series A and Series B convertible preferred stock at a 3% annual rate, compounded quarterly, and the accretion of a dividend related to the beneficial conversion feature in accordance with Emerging Issues Task Force Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios.” During the three months ended June 30, 2003, all remaining Series A and Series B convertible preferred stock were converted to common stock, and as a result, there are no shares of Series A or Series B convertible preferred stock outstanding and no associated dividend obligations.

(4)          Net earnings (loss) before facility exit costs, including the related diluted per share amounts, earnings before interest income and expense, income taxes, depreciation and amortization (EBITDA), and facility exit costs (Adjusted EBITDA), and free cash flow are non-GAAP measures and are not determined in accordance with accounting principles generally accepted in the United States. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with accounting principles generally accepted in the United States. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.  Since the elements of these financial performance measures are determined using the accrual basis of accounting and exclude the effects of certain capital, financing, acquisition-related, and facility exit costs, investors should use them to analyze and compare companies on the basis of current period operating performance.

Gross margins before sales incentives is also a non-GAAP measure and is not determined in accordance with accounting principles generally accepted in the United States. EarthLink utilizes and has presented gross margins before sales incentives to allow investors to analyze margins on direct telecommunications service and equipment costs incurred to generate revenues. Gross margins before sales incentives should not be considered in isolation, as an alternative to or more meaningful than measures of financial performance determined in accordance with accounting principles generally accepted in the United States and may differ materially from comparable information provided by other companies.

(5)          Represents full-time equivalents.